Investor Relations Contact	Press Contact
Yin Cantor	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
(408) 470-1044	(678) 261-7803
ycantor@aligntech.com	align@ethoscommunication.com

Align Technology Announces Settlement with Ormco to End
Patent Litigation

Companies to Collaborate on a Next Generation Combination Product

SANTA CLARA, Calif., August 17, 2009 -- Align Technology, Inc. (Nasdaq: ALGN) today announced that it has reached a settlement with Ormco Corporation (Ormco), a subsidiary of Danaher Corporation (NYSE: DHR), to end all pending litigation between the parties and to begin a new strategic collaboration. As part of the settlement, Align will make a cash payment of approximately $13 million to Ormco and issue approximately 7.6 million shares of Align’s Common Stock to Danaher Corporation, Ormco’s ultimate parent, that after issuance will be equal to approximately ten percent ownership interest in Align.  Based on the closing price of Align’s Common Stock on Friday, August 14, 2009 the value of the shares is approximately $77 million. The issuance of a portion of the shares is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. For a summary of the terms of the transaction, please refer to the Company’s Form 8-K filed today.

Align and Ormco have also agreed upon an exclusive collaboration over the next seven years to develop and market an orthodontic product that combines the Invisalign® system with Ormco’s Insignia® orthodontic brackets and arch wires system to treat the most complex cases. Each party will retain ownership of its pre-existing intellectual property, and each party will be granted intellectual property licenses in their respective field for jointly-developed combination products.

“We are pleased to resolve this ongoing litigation with Ormco and to begin a new relationship that meets our shared goals of providing innovative products and excellent service to our orthodontic customers,” said Thomas M. Prescott, Align Technology president and CEO. “This collaboration with Ormco, a fellow innovator in digital orthodontics, gives us the ability to compete for a segment of the market that is difficult to treat with Invisalign alone, and accelerates our long-term plan for a combination product.”

Per the terms of the agreement, Ormco and Align have requested that judgment be entered on the claims resolved by the jury and all remaining claims in the litigation between the two parties be dismissed with prejudice. Additionally, as part of the settlement agreement, Ormco has agreed to release all past claims asserted by Ormco against Align based upon the ‘444 patent and has agreed not to sue Align for any claim of infringement based upon the ‘444 patent as a result of  Align’s relating to removable aligners.

Align Technology Inc.  881 Martin Avenue Santa Clara, CA 95050 Tel: (408) 470-1000 Fax: (408) 470-1201

About Align Technology, Inc.
Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998. Today, the Invisalign product family includes Invisalign, Invisalign Teen, Invisalign Assist, Invisalign Express, and Vivera Retainers.

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.